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                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
SFAT

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Registration Statement (Form S-4) of Trinity Industries, Inc. prepared in connection with the proposed merger of Trinity Y, Inc. with and into Transcisco Industries, Inc., of our report dated May 24, 1996, with respect to the consolidated financial statements of SFAT as of and for the years ended December 31, 1995 and 1994, included in Transcisco Industries, Inc.'s Annual Report on Form 10-K for the year ended March 31, 1996.


KPMG

Moscow, Russia
July 17, 1996